EXHIBIT 19.1









             The Financial Statements for the 1991 Thrift Incentive Stock
                Purchase Plan for Employees of Cullen/Frost Bankers, Inc.

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                                        1991 Thrift Incentive Stock
                                        Purchase Plan for Employees
                                        of Cullen/Frost Bankers, Inc.

                                        Financial Statements

                                        Years Ended December 31, 1998 and 1997
                                        with Report of Independent Auditors

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                    1991 Thrift Incentive Stock Purchase Plan
                   for Employees of Cullen/Frost Bankers, Inc.

                               Financial Statements


                     Years Ended December 31, 1998 and 1997




                                   Contents

Report of Independent Auditors..........................................1


Financial Statements

Statements of Net Assets Available for Benefits.........................2
Statements of Changes in Net Assets Available for Benefits..............3
Notes to Financial Statements...........................................4


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                        Report of Independent Auditors



Compensation and Benefits Committee of
      Cullen/Frost Bankers, Inc.

We have audited the accompanying statements of net assets available for benefits of the 1991 Thrift Incentive Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. as of December 31, 1998 and 1997, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the 1991 Thrift Incentive Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. at December 31, 1998 and 1997, and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

                                                    /s/ERNST & YOUNG LLP

San Antonio, Texas
April 20, 1999


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                     1991 Thrift Incentive Stock Purchase Plan
                    for Employees of Cullen/Frost Bankers, Inc.

                  Statements of Net Assets Available for Benefits


                                                             December 31
                                                            1998     1997
                                                            -------------
Assets                                                      $   -   $   -
Liabilities                                                     -       -
                                                            -------------
Net assets available for benefits                           $   -   $   -
                                                            =============



See accompanying notes.

                                                                             2

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                           1991 Thrift Incentive Stock Purchase Plan
                          for Employees of Cullen/Frost Bankers, Inc.

                   Statements of Changes in Net Assets Available for Benefits


                                                         Year Ended December 31
                                                           1998         1997
                                                         ----------------------
Additions:
 Employer contributions                                    $860,411   $  745,341
 Employee contributions                                      52,164       36,317
 Dividend income                                              9,561        9,390
 Interest income                                                560          645
 Gain on sale of investments                                     42          815
 Appreciation (depreciation) in fair value of investments    (5,749)     326,766
                                                           ---------------------
Total additions                                             916,989    1,119,274

Deductions:
 Benefit payments                                           916,989    1,119,274
                                                            --------------------
Total deductions                                            916,989    1,119,274

Net assets available for benefits at beginning of year            -            -
                                                           ---------------------
Net assets available for benefits at end of year           $      -   $        -
                                                           =====================



See accompanying notes.


                                                                             3

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                   1991 Thrift Incentive Stock Purchase Plan
                  for Employees of Cullen/Frost Bankers, Inc.

                         Notes to Financial Statements

                          December 31, 1998 and 1997


1.  Significant Accounting Policies

The financial statements of the 1991 Thrift Incentive Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. (the Plan) are presented on the accrual basis of accounting. Participating entities include: Cullen/Frost Bankers, Inc. (CFBI); Frost National Bank; and United States National Bank, all of which are referred to herein as "the Company."

The cost of a specific security sold is used to compute gains and losses on the sale of investments.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  Description of the Plan

The Plan, amended and restated on January 1, 1991, is a nonqualified contributory plan. In addition to the Plan, the Company maintains the 401(k) Stock Purchase Plan for Employees of Cullen/Frost Bankers, Inc. and its Affiliates (the 401(k) Plan). The Plan covers substantially all eligible employees who have been determined to be highly compensated employees with respect to the plan year under the provisions of the 401(k) Plan regarding discretionary matching contributions, and who have been designated by the Plan's administrative committee as eligible for participation. The Plan was adopted to offer to eligible employees whose participation in the 401(k) Plan is limited an alternative means of receiving comparable benefits.

For each plan year, each active participant is eligible to contribute an amount not to exceed the total of:

     i) the amount by which the active participant's 401(k) Plan contributions have been limited by IRS regulations not to exceed the difference between

         a) six percent of the participant's compensation for the respective plan year, and



                                                                             4

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                   1991 Thrift Incentive Stock Purchase Plan
                  for Employees of Cullen/Frost Bankers, Inc.

                   Notes to Financial Statements (continued)

                            December 31, 1998 and 1997


2.  Description of the Plan (continued)

      b) the total before- and after-tax contributions allocated under the 401(k) Plan, and

ii) the amount by which the participant's contributions to the 401(k) Plan have been limited by IRS regulations.

For each plan year, the Company makes contributions equal to 100% of the participants' before- and after-tax contributions to the Plan and the 401(k) Plan, up to six percent of the participants' compensation for the respective plan year.

Participants are immediately vested 100% in their accounts which are distributed to them as of the date the distribution is made.

With respect to each plan year, all contributions under the Plan, from both the participants and the Company, are invested in common stock of CFBI.

All assets of the Plan are distributed on an annual basis by the end of each plan year. Participants receive stock certificates for their allocated portion of CFBI common stock (for whole shares), and cash for fractional shares.

3.  Transactions With Parties-in-Interest

The Company may pay for certain or all expenses incurred in administering the provisions of the Plan. During 1998 and 1997, all such expenses were paid by the Company.

4.  Income Tax Status

The Plan is not subject to federal income taxes.

                                                                             5


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                    1991 Thrift Incentive Stock Purchase Plan
                   for Employees of Cullen/Frost Bankers, Inc.

                   Notes to Financial Statements (continued)

                           December 31, 1998 and 1997


5.  Impact of Year 2000 (Unaudited)

The Year 2000 issue is the result of computer programs having been written using two digits rather than four to define the applicable year. Any of the Plan's computer programs, including programs from outside vendors, that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations including, among other things, a temporary inability to process transactions.

Management of Frost National Bank, trustee, has an extensive program in place to address the internal and external risks associated with the century date change to the year 2000. The trustee has completed the renovation, testing, and installation of 99 percent of technology systems in its owned facilities and has completed 98 percent of the testing of mission-critical systems. The trustee is also updating business continuity plans for the date change and expects to be substantially complete with regard to nonmission-critical systems in the second quarter of 1999. Costs associated with this program are paid by the trustee and not by the Plan.


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